Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports First Quarter 2010 Results
Highlights:
•	Distributable cash flow of $33.8 million, down 5% from 1Q09

•	Revenues of $63.5 million, down 5%

•	Metallurgical coal accounts for 33% of coal production and 39% of coal royalty revenues

•	Net income attributable to limited partners of $16.9 million, down 22%

•	Distribution of $0.54 per unit, held constant
HOUSTON, May 5, 2010 – Natural Resource Partners L.P. (NYSE:NRP) today reported distributable cash flow, a non-GAAP measure, of $33.8 million, down five percent from the $35.5 million reported for the first quarter of 2009. Net income attributable to the limited partners decreased 22% to $16.9 million for the first quarter of 2010, compared to $21.6 million for the first quarter of 2009. This represents a $0.09 decrease in earnings per unit to $0.24 in first quarter 2010 compared to $0.33 in the first quarter of 2009.
“The first quarter exceeded our expectations on both coal tonnage and prices as our focus on metallurgical coal is benefiting us due to the increasing global demand for steel,” said Nick Carter, President and Chief Operating Officer.
Market Outlook
The metallurgical coal markets are improving around the globe. New metallurgical coal contracts are being signed at significantly higher prices than last year and exports are dramatically increasing. In just the first two months of 2010, exports of metallurgical coal from the United States increased by approximately 70% over the first two months of 2009. With significantly higher exports of metallurgical coal for three straight months, met coal exports are on track to exceed the record exports seen in 2008. Approximately 20% to 25% of all metallurgical coal produced in the United States is normally produced from NRP properties. If this strong met market persists, it could have a positive impact on NRP’s results going forward.

NRP Reports 1st Quarter 2010 Results	Page 2 of 11
While there has been a strong recovery in the metallurgical coal market, the steam coal market has been improving at a slower rate. Higher electricity demand as a result of the colder winter in the regions of the country that are predominantly supplied with coal-fired electricity has caused reductions in the coal stockpiles at the utilities. However, the stockpiles still remain above normal and NRP does not see those stockpiles being drawn back to normal levels until sometime in the second half of 2010. Many factors determine the demand for coal-fired electricity. While improvements in the economy could be a major positive, low natural gas prices may contribute to fuel switching. Overall, NRP is seeing some fairly significant signs of recovery compared to this time last year.
First Quarter 2010 versus Fourth Quarter 2009

	1Q10	4Q09	% Change
Total revenues:	$63,519	$65,902	(4%)
Coal production:	10,802	11,299	(4%)
Coal royalty revenues:	$47,161	$48,327	(2%)
Average coal royalty revenue per ton:	$4.37	$4.28	2%
Distributable cash flow:	$33,822	$63,812	(47%)
Net income to limited partners:	$16,864	$27,391	(38%)
Net income per unit:	$0.24	$0.39	(38%)
Total revenues for the first quarter 2010 were down slightly from the fourth quarter 2009 to $63.5 million, mainly due to a scheduled longwall move in Illinois that affected not only coal royalty revenues but also transportation fees. While production was down approximately 500 thousand tons, realizations increased by $0.09 to $4.37 per ton. In the first quarter, minimums recognized as revenue increased by $3.1 million due to a non-recoupable minimum recognized on the Deer Run property. These were offset by a reduction in oil and gas royalties of $2.8 million primarily due to settlements of $2.3 million received in the fourth quarter of 2009.
As in the first quarter of every year, NRP had a drop in distributable cash flow due to several large payments. Distributable cash flow decreased in the first quarter 2010 by $30.0 million to $33.8 million from the fourth quarter 2009. The main factors were a recurring interest payment on a tranche of the senior notes, long term incentive plan payments and annual property tax payments. The majority of the property tax payments will be reimbursed by NRP’s lessees in future quarters.
While net income was down only $2.7 million in the first quarter versus the fourth quarter 2009, there was an increased allocation of $8.0 million of net income to the incentive distribution rights (IDRs). At the time of the Deer Run acquisition, the general partner of NRP agreed to forego $7.35 million of the IDRs per quarter for both the third and fourth quarters of 2009. The fourth quarter reflected this reduction while the first quarter of 2010 returned to the full IDR distribution. This item benefited earnings per unit by $0.10 in the fourth quarter 2009.

NRP Reports 1st Quarter 2010 Results	Page 3 of 11
First Quarter 2010 versus First Quarter 2009

	1Q10	1Q09	% Change
Total revenues:	$63,519	$66,733	(5%)
Coal production:	10,802	12,482	(13%)
Coal royalty revenues:	$47,161	$52,607	(10%)
Average coal royalty revenue per ton:	$4.37	$4.21	4%
Distributable cash flow:	$33,822	$35,493	(5%)
Net income to limited partners:	$16,864	$21,598	(22%)
Net income per unit:	$0.24	$0.33	(27%)
Total revenues declined 5% to $63.5 million for the first quarter of 2010, compared to $66.7 million reported for the same period last year. While some of the curtailments in production by our lessees due to the reduced demand for electricity and steel had occurred in the first quarter of 2009, there have been further reductions over the last year.
First quarter 2010 coal royalty revenues decreased 10% to $47.2 million from $52.6 million last year primarily due to curtailed production in Central Appalachia offset somewhat by increased coal royalty revenues per ton in all regions except one. Increased metallurgical coal prices and higher sales contracts of some of NRP’s lessees’ steam coal generated a 4% increase in coal royalty revenue per ton to $4.37 in the first quarter 2010 from $4.21 for the same period last year.
Total production for the partnership was 10.8 million tons compared to 12.5 million tons last year, a decrease of 13%. Production decreased in most regions due to lower demand in 2010 versus the first quarter of 2009. Appalachia declined approximately 1.6 million tons mainly due to coal operators curtailing production over the year in 2009, of which approximately 700 thousand tons were related to the Aracoma preparation plant fire that occurred the second half of 2009. One positive factor is that metallurgical coal production accounted for 33% of this quarter’s production and 39% of coal royalty revenue versus the first quarter last year when met production was only 24% of production and 32% of coal royalty revenues.
In addition to coal royalty revenues, NRP generated $16.3 million or approximately 26% of its first quarter revenues from other sources, compared to $14.1 million or 21% for the same period in 2009. These other sources include: aggregate royalties; coal processing and transportation fees; rentals; royalties on oil and gas; timber; overriding royalties; and wheelage payments. This slight increase was mainly due to the minimums recognized as revenue.
Total expenses decreased $2.7 million or 11% from the first quarter of 2009 to $22.6 million. Approximately $1.7 million was related to lower depreciation, depletion and amortization expenses resulting from lower production. General and administrative expenses were down approximately $1.0 million mainly due to a decrease in accruals under the long-term incentive compensation plan.

NRP Reports 1st Quarter 2010 Results	Page 4 of 11
Interest expense increased $2.6 million in the first quarter of 2010 over the same period last year due to additional borrowings for acquisitions and the issuance of senior notes in the first quarter of 2009 at higher interest rates than the credit facility.
Distributable cash flow decreased 5% to $33.8 million from $35.5 million generated in the first quarter of 2009 due to a $1.7 million decrease in net cash provided by operations.
Net income attributable to the limited partners declined 22% to $16.9 million from the first quarter of 2009 mainly due to the reduced revenues and increased interest expense discussed above. Net income per unit declined $0.09 per unit to $0.24 per unit due to the reduced net income and also due to additional units outstanding in 2010 versus 2009. The impact on earnings of the issuance of equity and the incremental IDRs associated with the equity was approximately $0.04 per unit.
Acquisitions
During the first quarter of 2010, NRP completed three acquisitions totaling $50.6 million. NRP completed the second acquisition related to the Deer Run property, announced last September, for $40 million and anticipates completing three more acquisitions on the Deer Run property during the remainder of 2010 for approximately $125 million. NRP also purchased an overriding royalty interest on approximately 1.6 million tons associated with two separate properties for $3 million. In addition, NRP closed an aggregate reserve acquisition related to a greenfield crushed stone property in Monon, Indiana that will service both the Gary, Indiana and Chicago, Illinois markets. The aggregate reserve acquisition will total $7.5 million of which $3 million was paid at closing. These acquisitions were funded through cash and borrowings.
Subsequent to the end of the quarter, NRP closed two additional aggregate acquisitions in California and Indiana, totaling $23.5 million, $18 million of which was paid at closing and the remaining $5.5 million to be paid later in 2010. The California acquisition consists of silica sand reserves while the Indiana acquisition relates to a fine grind processing facility currently under construction that NRP will lease to the producer.
Liquidity and Capital Resources
At the end of the first quarter, NRP had approximately $63 million in cash, down approximately $20 from the cash available at year end. This reduction in cash was mainly due to principal and interest payments made in the first quarter. During the first quarter, NRP made scheduled principal payments of $15.2 million, and an interest payment of $17.7 million. In addition, NRP made its final $3 million payment in January on the Blue Star acquisition announced last July.
On April 7, NRP closed an equity offering that generated $112 million to the partnership of which $74 million was used to retire the outstanding balance on the credit facility and approximately $18 million was used for the purchase of acquisitions since quarter end. “With the repayment of the balance outstanding, we now have the full $300 million

NRP Reports 1st Quarter 2010 Results	Page 5 of 11
available on our credit facility, which gives us the ability to finance the balance of our purchase obligations for the Deer Run acquisitions and gives us flexibility to take advantage of opportunities in this market environment,” said Dwight Dunlap, Chief Financial Officer.
Distributions
On April 22, the partnership announced the first quarter distribution of $0.54 per unit, held constant with the previous quarter. The distribution will be paid on May 14, 2010 to unitholders of record on May 5, 2010.
“As stated in our January guidance, NRP believes that the cash generated by the partnership during 2010, together with our cash balance, will allow the partnership to maintain its quarterly distribution at $0.54 throughout 2010 until production increases on our recent acquisitions. In addition, the Board and the holders of the incentive distribution rights intend to support the current distribution in 2010, if necessary, by deferring the distributions that the holders of the IDRs would receive in any quarter with respect to the highest splits,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquartered in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in Arizona, California, Indiana, Texas, West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements

NRP Reports 1st Quarter 2010 Results	Page 6 of 11
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
10-10
-Financial statements follow-

NRP Reports 1st Quarter 2010 Results	Page 7 of 11
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	For the three months ended
	March 31,
	2010	2009
	(Unaudited)
Coal:
Coal royalty revenues:
Appalachia
Northern	$4,417	$3,043
Central	31,808	37,878
Southern	4,200	5,097

Total Appalachia	$40,425	$46,018
Illinois Basin	4,210	4,251
Northern Powder River Basin	2,526	2,338

Total	$47,161	$52,607

Production volumes (tons):
Appalachia
Northern	1,247	1,099
Central	6,396	7,989
Southern	701	841

Total Appalachia	8,344	9,929
Illinois Basin	1,147	1,326
Northern Powder River Basin	1,311	1,227

Total	10,802	12,482

Average gross royalty per ton:
Appalachia
Northern	$3.54	$2.77
Central	4.97	4.74
Southern	5.99	6.06
Total Appalachia	$4.84	$4.63
Illinois Basin	3.67	3.21
Northern Powder River Basin	1.93	1.91
Combined average gross royalty per ton	$4.37	$4.21

Aggregates:
Royalty revenues	$816	$930
Aggregate royalty bonus	$75	$720
Production	605	690
Average base royalty per ton	$1.35	$1.35

NRP Reports 1st Quarter 2010 Results	Page 8 of 11
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2010	2009
	(Unaudited)
Revenues:
Coal royalties	$47,161	$52,607
Aggregate royalties	891	1,650
Coal processing fees	1,644	1,900
Transportation fees	2,775	2,096
Oil and gas royalties	1,099	1,493
Property taxes	2,651	3,211
Minimums recognized as revenue	3,374	223
Override royalties	2,967	2,548
Other	957	1,005

Total revenues	63,519	66,733
Operating costs and expenses:
Depreciation, depletion and amortization	11,368	13,078
General and administrative	6,548	7,506
Property, franchise and other taxes	3,734	3,975
Transportation costs	265	268
Coal royalty and override payments	692	489

Total operating costs and expenses	22,607	25,316

Income from operations	40,912	41,417
Other income (expense)
Interest expense	(10,729)	(8,079)
Interest income	8	82

Net income	$30,191	$33,420

Net income attributable to:
General partner	$344	$441

Holders of incentive distribution rights	$12,983	$11,381

Limited partners	$16,864	$21,598

Basic and diluted net income per limited partner unit:	$0.24	$0.33

Weighted average number of units outstanding:	69,451	64,891

NRP Reports 1st Quarter 2010 Results	Page 9 of 11
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	For the three months ended
	March 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income	$30,191	$33,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,368	13,078
Non-cash interest charge, net	150	882
Change in operating assets and liabilities:
Accounts receivable	(2,119)	(3,463)
Other assets	220	267
Accounts payable and accrued liabilities	(233)	(395)
Accrued interest	(7,136)	(3,145)
Deferred revenue	13,013	5,512
Accrued incentive plan expenses	(2,521)	(466)
Property, franchise and other taxes payable	(1,052)	(2,138)

Net cash provided by operating activities	41,881	43,552

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(46,150)	(95,641)
Acquisition or construction of plant and equipment	—	(1,157)

Net cash used in investing activities	(46,150)	(96,798)

Cash flows from financing activities:
Proceeds from loans	46,000	303,000
Deferred financing costs	—	(661)
Repayment of loans	(15,192)	(151,192)
Retirement of obligation related to purchase of coal reserves and infrastructure	(2,969)	(40,000)
Distributions to partners	(43,348)	(46,720)

Net cash provided by (used in) financing activities	(15,509)	64,427

Net increase (decrease) in cash and cash equivalents	(19,778)	11,181
Cash and cash equivalents at beginning of period	82,634	89,928

Cash and cash equivalents at end of period	$62,856	$101,109

Supplemental cash flow information:
Cash paid during the period for interest	$17,700	$10,280

Non-cash financing activities:
Obligation related to purchase of coal reserves and infrastructure acquisition	$4,477	$59,220

NRP Reports 1st Quarter 2010 Results	Page 10 of 11
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,856	$82,634
Accounts receivable, net of allowance for doubtful accounts	28,268	27,141
Accounts receivable — affiliate	5,334	4,342
Other	771	930

Total current assets	97,229	115,047
Land	24,343	24,343
Plant and equipment, net	62,274	64,351
Coal and other mineral rights, net	1,193,908	1,151,835
Intangible assets, net	163,794	164,554
Loan financing costs, net	2,777	2,891
Other assets, net	508	569

Total assets	$1,544,833	$1,523,590

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$681	$914
Accounts payable — affiliates	179	179
Notes payable	4,477	2,969
Current portion of long-term debt	32,235	32,235
Accrued incentive plan expenses — current portion	3,851	4,627
Property, franchise and other taxes payable	5,112	6,164
Accrued interest	3,164	10,300

Total current liabilities	49,699	57,388
Deferred revenue	80,031	67,018
Accrued incentive plan expenses	5,626	7,371
Long-term debt	657,395	626,587
Partners’ capital:
Common units	726,797	747,437
General partner’s interest	12,886	13,409
Holders of incentive distribution rights	12,983	4,977
Accumulated other comprehensive loss	(584)	(597)

Total partners’ capital	752,082	765,226

Total liabilities and partners’ capital	$1,544,833	$1,523,590

NRP Reports 1st Quarter 2010 Results	Page 11 of 11
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	For the three months ended
	March 31,
	2010	2009
	(Unaudited)
Net cash provided by operating activities	$41,881	$43,552
Less scheduled principal payments	(15,192)	(192)
Less reserves for future principal payments	(8,059)	(8,059)
Add reserves used for scheduled principal payments	15,192	192

Distributable cash flow	$33,822	$35,493

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